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                                UNITED STATES                    SEC File Number
                      SECURITIES AND EXCHANGE COMMISSION             0-8115
                            Washington, D.C. 20549

                                                                   Cusip Number

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING


(Check One) __ Form 10-K and Form 10-KSB  __ Form 20-F __ Form 11-K
 X   Form 10-Q and Form 10-QSB __ Form N-SAR
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                 For Period Ended: June 30, 1999
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                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR


                 For the Transition Period Ended:____________________________


 Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

PH Group Inc.
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Full Name of Registrant


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Former Name if Applicable

2365 Scioto Harper Drive
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Address of Principal Executive Office (Street and Number)

Columbus, Ohio 43204
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City, State and Zip Code


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PART II - RULES 12b-25(b) and (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 __      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

 X       (b)     The subject quarterly report on Form 10-QSB or portion
---              thereof will be filed on or before the fifth calendar day
                 following the prescribed due date.

 __      (c)     The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-QSB, or portion thereof could not be filed within the prescribed time period.

Resolution of issues in connection with the combined results of PH Group Inc. and Vertech Systems, LLC. Specifically the appropriate manner with which to fairly present the results since the combination.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Kennety P. Furlong                614                 279-8877
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                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
          X  Yes   __ No
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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?    __ Yes   X  No
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         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                PH Group Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date August 16, 1999                     By /s/ C. T. Sherman
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                                            Charles T. Sherman, President